Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THIRD QUARTER AND FIRST NINE MONTHS OF 2020

SAN DIEGO, CALIFORNIA, November 2, 2020....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the third quarter and nine months ended September 30, 2020. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended September 30, 2020:

•Net income per share was $0.07
•AFFO per share was $0.81
•Collected 93.1% of contractual rent
•Invested $658.6 million in 89 properties and properties under development or expansion, including $230.0 million in seven properties in the U.K.
•Issued $350.0 million of 3.250% senior unsecured notes due 2031
•Raised $348.6 million from the sale of common stock, primarily through our At-The-Market (ATM) program
•Established $1.0 billion U.S. dollar-denominated commercial paper program

For the month ended October 31, 2020:

•Appointed Christie Kelly as Executive Vice President, Chief Financial Officer and Treasurer ("CFO"), effective January 2021
•Collected 92.9% of contractual rent due
•Issued £400.0 million through the issuance of 1.625% senior unsecured notes due 2030 in our debut Sterling public offering

CEO Comments

“I appreciate the continued commitment of our dedicated and talented team toward advancing the strategy and objectives of our company, as well as the support from our clients and partners,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “Our operating results during the third quarter demonstrate our commitment to judiciously managing through the COVID-19 pandemic while also proactively driving our business forward. During the third quarter, we invested $658.6 million, $230.0 million of which represents investments in the U.K., primarily in high-quality real estate leased to leading operators in essential and resilient industries, like the grocery, home improvement and convenience store industries.”

“We continued to have excellent access to well-priced capital, as during the quarter we issued $350.0 million of senior unsecured notes due 2031 with an effective yield to maturity of 2.341% and raised approximately $348.6 million of equity; and we established a $1.0 billion commercial paper program which further enhances our financial flexibility. Subsequent to quarter-end, we completed our debut Sterling-denominated public debt offering, issuing £400.0 million of senior unsecured notes due 2030 at an effective yield to maturity of 1.712%. Given the strength of our financial position and the continued performance of our business, we are increasing our 2020 acquisition guidance to approximately $2.0 billion.”

Summarized Financial Results

The following summarizes our select financial results (dollars in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Total revenue	$404.6	$374.2	$1,233.5	$1,094.1
Net income available to common stockholders (1)(2)	$22.9	$101.0	$277.6	$307.2
Net income per share	$0.07	$0.32	$0.81	$0.98
Funds from operations available to common stockholders (FFO) (2)(3)	$283.0	$262.0	$848.4	$759.2
FFO per share	$0.82	$0.82	$2.48	$2.43
Adjusted funds from operations available to common stockholders (AFFO) (3)	$282.5	$265.4	$875.0	$768.0
AFFO per share	$0.81	$0.83	$2.55	$2.46
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gains on sales of real estate, and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results in the first nine months of 2020 were impacted by the following transactions: (i) $123.4 million of provisions for impairment in the first nine months of 2020, of which $105.1 million related to the third quarter, (ii) $34.4 million in reserves recorded as a reduction of rental revenue in the first nine months of 2020, of which $24.1 million related to the third quarter, (iii) a $9.8 million loss on extinguishment of debt due to the January 2020 early redemption of the 5.750% notes due 2021 recorded in the first quarter of 2020, and (iv) a $3.5 million executive severance charge for our former CFO also recorded in the first quarter of 2020.
(3) The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (Nareit’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages nine and ten of this press release.

Impact of COVID-19

Percentages of Contractual Rent Collected as of October 31, 2020

	Month Ended July 31, 2020	Month Ended August 31, 2020	Month Ended September 30, 2020	Quarter Ended September 30, 2020	Month Ended October 31, 2020

Contractual rent collected(1) across total portfolio	91.8%	93.3%	94.1%	93.1%	92.9%
Contractual rent collected(1) from top 20 tenants(2)	90.0%	91.6%	91.8%	91.1%	89.9%
Contractual rent collected(1) from investment grade tenants(3)	100.0%	100.0%	100.0%	100.0%	100.0%
(1) Collection rates are calculated as the aggregate cash rent collected for the applicable period from the beginning of that applicable period through October 31, 2020, divided by the contractual cash rent charged for the applicable period. Cash rent collected is defined as amounts received including amounts in transit, where the tenant has confirmed payment is in process. Rent collection percentages are calculated based on contractual base rents (excluding percentage rents and tenant reimbursements). Charged amounts have not been adjusted for any COVID-19 related rent relief granted and include contractual base rents from any tenants in bankruptcy. Due to differences in applicable foreign currency conversion rates and rent conventions, the percentages above may differ from percentages calculated utilizing our total portfolio annualized contractual revenue.
(2) We define top 20 tenants as our 20 largest tenants based on percentage of total portfolio annualized contractual rental revenue as of the most recent reported period.
(3) We define investment grade tenants as tenants with a credit rating, and tenants that are subsidiaries or affiliates of companies with a credit rating, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).

We have executed deferral agreements or maintain ongoing deferral discussions with tenants that account for a majority of the unpaid contractual rent for each of the periods referenced in the table above. Additional detail on rent collections can be found in our supplemental materials available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Theater Industry Update

As of September 30, 2020, the theater industry represented 5.7% of annualized contractual rental revenue. Given the ongoing disruption to the industry due to the COVID-19 pandemic, we performed a property-level analysis on the collectability of rent for our 78 theater properties, including the gross receivables outstanding as of September 30, 2020, totaling $44.9 million. Our analysis involved the assignment of quartile rankings for each asset’s pre-pandemic EBITDAR relative to each operator’s overall footprint. Other criteria utilized included an analysis of the property’s pre-pandemic annual EBITDA generation before corporate overhead, and real estate fundamentals.

As a result of this analysis, we determined that for 31 of the 78 theater properties it was no longer probable that we would collect substantially all of contractual rents due. As a conservative measure, we fully reserved for six additional theater properties for which we do not possess unit level financial information. Consequently, we reserved for 100% of the outstanding receivables for 37 theater properties and will account prospectively for these leases on a cash accounting basis. The aggregate reserve associated with outstanding receivables for these properties totaled $17.2 million, approximately $1.6 million of which was a reserve for straight-line rent receivables. The dilution for the third quarter of 2020 as a result of establishing these reserves for our theater portfolio is $0.05 per share to our net income and FFO and $0.04 per share to our AFFO. The monthly contractual rent associated with these properties totals approximately $2.8 million.

Additionally, during the third quarter, we recorded provisions for impairment on 12 of the 37 theater properties for $79.0 million. Impairment charges are not included in Nareit-defined FFO or in our calculation of AFFO.

See "Item 1A--Risk Factors" in Part II of our Quarterly Report on Form 10-Q for quarter ended September 30, 2020 for more information regarding the actual and potential future impacts of the COVID-19 pandemic and the measures taken to limit its spread on our tenants and our business, results of operations, financial condition and liquidity.

Dividend Increases

In September 2020, we announced the 92nd consecutive quarterly dividend increase, which is the 108th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of September 30, 2020 was $2.808 per share. The amount of monthly dividends paid per share increased 3.1% to $0.701 in the third quarter of 2020, as compared to $0.680 in the third quarter of 2019. During the third quarter of 2020, the company distributed $242.2 million in common dividends to stockholders, representing 85.7% of its AFFO of $282.5 million.

Real Estate Portfolio Update

As of September 30, 2020, our portfolio consisted of 6,588 properties located in 49 U.S. states, Puerto Rico and the U.K., and leased to approximately 600 different tenants doing business in 51 separate industries. The properties are primarily freestanding and leased under long-term, net lease agreements with a weighted average remaining lease term of approximately 9.0 years. The company's portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of September 30, 2020, portfolio occupancy was 98.6% with 92 properties available for lease or sale out of 6,588, as compared to 98.5% as of June 30, 2020 and 98.3% as of September 30, 2019.

Changes in Occupancy

Three months ended September 30, 2020
Properties available for lease at June 30, 2020	101
Lease expirations	98
Re-leases to same tenant (1)	(75)
Re-leases to new tenant (1)(2)	(5)
Vacant dispositions	(27)
Properties available for lease at September 30, 2020	92
(1)The annual new rent on these re-leases was $12.3 million, as compared to the previous annual rent of $12.4 million on the same properties, representing a rent recapture rate of 99.2% on the properties re-leased during the quarter ended September 30, 2020.
(2)Re-leased two properties to new tenants without a period of vacancy, and three properties to new tenants after a period of vacancy.

Nine months ended September 30, 2020
Properties available for lease at December 31, 2019	94
Lease expirations	288
Re-leases to same tenant (1)	(225)
Re-leases to new tenant (1)(2)	(13)
Vacant dispositions	(52)
Properties available for lease at September 30, 2020	92
(1)The annual new rent on these re-leases was $45.5 million, as compared to the previous annual rent of $45.6 million on the same properties, representing a rent recapture rate of 99.8% on the properties re-leased during the first nine months of 2020.
(2)Re-leased five properties to new tenants without a period of vacancy, and eight properties to new tenants after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and U.K. for the periods indicated below:

	Number of Properties	Leasable Square Feet (in millions)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Average Cash Lease Yield
Three months ended September 30, 2020
Acquisitions - U.S. (in 21 states)	74	1.2	$409.2	15.2	5.9%
Acquisitions - U.K. (1)	7	0.7	230.0	8.9	7.5%
Total Acquisitions	81	1.9	639.2	12.6	6.4%
Properties under Development - U.S.	8	0.7	19.4	18.0	5.9%
Total (2)	89	2.6	$658.6	12.7	6.4%

Nine months ended September 30, 2020
Acquisitions - U.S. (in 28 states)	154	3.0	$821.9	14.8	6.2%
Acquisitions - U.K. (1)	13	1.2	453.7	10.0	6.4%
Total Acquisitions	167	4.2	1,275.6	13.1	6.3%
Properties under Development - U.S.	13	0.9	23.3	16.3	6.4%
Total (3)	180	5.1	$1,298.9	13.1	6.3%
(1)Represents investments of £176.6 million Sterling during three months ended September 30, 2020 and £356.7 million Sterling during the nine months ended September 30, 2020 converted at the applicable exchange rate on the date of acquisition.
(2)The tenants occupying the new properties operate in 15 industries, and are 97.2% retail and 2.8% industrial, based on rental revenue. Approximately 73% of the rental revenue generated from acquisitions during the third quarter of 2020 is from investment grade rated tenants, their subsidiaries or affiliated companies.
(3)The tenants occupying the new properties operate in 23 industries, and are 96.9% retail and 3.1% industrial, based on rental revenue. Approximately 56% of the rental revenue generated from acquisitions during the first nine months of 2020 is from investment grade rated tenants, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue on 5,511 properties under lease (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,		Decrease
	2020	2019	2020	2019	Three months	Nine months
Rental Revenue	$303.0	$316.9	$937.2	$951.8	(4.4)%	(1.5)%

Our calculation of same store rental revenue includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Same store rental income was negatively impacted by reserves recorded as reductions of rental revenue of $19.9 million for the three months ended September 30, 2020 compared to $241,000 for the three months ended September 30, 2019, and $26.5 million for the nine months ended September 30, 2020 compared to $1.2 million for the nine months ended September 30, 2019. Our calculation of same store rental revenue also includes uncollected rent for which we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the decreases for the three and nine months ended September 30, 2020 relative to the comparable periods for 2019 would have been (4.6)% and (5.9)%, respectively.

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Properties sold	37	66
Net sales proceeds	$51.3	$184.9
Gain on sales of real estate	$13.7	$53.6

Liquidity and Capital Markets

Capital Raising
In July 2020, we issued $350.0 million of 3.250% senior unsecured notes due January 2031, which constituted a further issuance of, and formed a single series with, the $600.0 million senior notes issued in May 2020. The public offering price was 108.241% of the principal amount, for an effective yield to maturity of 2.341%.

During the quarter ended September 30, 2020, we raised $348.6 million from the sale of common stock at a weighted average price of $62.57 per share, primarily through our At-The-Market-Program.

In October 2020, we issued £400.0 million of 1.625% senior unsecured notes due December 2030. The public offering price for these notes was 99.191% of the principal amount, for an effective yield to maturity of 1.712%. The issuance represented our debut public offering of Sterling-denominated notes.

Credit Facility and Commercial Paper Program
We have a $3.0 billion unsecured revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend). The revolving credit facility also has a $1.0 billion accordion feature, which is subject to obtaining lender commitments. As of September 30, 2020, the balance of borrowings outstanding under our revolving credit facility was $556.1 million, consisting entirely of Sterling-denominated borrowings of £430.5 million. In addition, we had a cash balance of $724.8 million.

In August 2020, we established a U.S. dollar-denominated unsecured commercial paper program. Under the terms of this program, we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.0 billion, with note proceeds used for general corporate purposes. We expect to use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under this program. As of September 30, 2020, the balance of our commercial paper program was $300.0 million.

2020 Acquisitions Guidance

Our current guidance relating to our acquisition volume is approximately $2.0 billion for 2020. We continue to evaluate the impacts of the COVID-19 pandemic on our business as the situation continues to evolve.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on November 3, 2020 at 11:30 a.m. PT to discuss the results. To access the conference, dial (877) 701-6180 (United States) or (647) 689-4069 (International). When prompted, provide the conference ID 3665185.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the passcode 3665185. The telephone replay will be available through November 17, 2020. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials

Supplemental materials on the third quarter and year-to-date 2020 operating results, including reconciliations for non-GAAP measures, are available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,500 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 604 consecutive common stock monthly dividends throughout its 51-year operating history and increased the dividend 108 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, tenant financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, the company's tenants' ability to adequately manage its properties and fulfill their respective lease obligations to the company, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
SVP, Capital Markets and Finance
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/20	Ended 9/30/19	Ended 9/30/20	Ended 9/30/19
REVENUE
Rental (including reimbursable) (1)	$401,869	$372,312	$1,224,227	$1,090,601
Other	2,703	1,935	9,322	3,461
Total revenue	404,572	374,247	1,233,549	1,094,062

EXPENSES
Depreciation and amortization	169,084	149,424	501,997	437,367
Interest	76,806	73,410	230,572	215,918
Property (including reimbursable)	25,410	20,354	77,468	63,332
General and administrative	16,514	16,460	56,541	50,153
Income taxes	4,592	1,822	10,193	4,422
Provisions for impairment	105,095	13,503	123,442	31,236
Total expenses	397,501	274,973	1,000,213	802,428
Gain on sales of real estate	13,736	1,674	53,565	15,828
Foreign currency and derivative gains, net	2,336	327	1,274	463
Loss on extinguishment of debt	—	—	(9,819)	—
Net income	23,143	101,275	278,356	307,925
Net income attributable to noncontrolling interests	(239)	(226)	(801)	(740)
Net income available to common stockholders	$22,904	$101,049	$277,555	$307,185

Funds from operations available to common stockholders (FFO)	$282,978	$262,031	$848,419	$759,195
Adjusted funds from operations available to common stockholders (AFFO)	$282,509	$265,355	$874,972	$768,026

Per share information for common stockholders:
Net income:
Basic	$0.07	$0.32	$0.81	$0.99
Diluted	$0.07	$0.32	$0.81	$0.98

FFO:
Basic	$0.82	$0.82	$2.48	$2.44
Diluted	$0.82	$0.82	$2.48	$2.43

AFFO:
Basic	$0.82	$0.83	$2.56	$2.47
Diluted	$0.81	$0.83	$2.55	$2.46

Cash dividends paid per common share	$0.701	$0.680	$2.092	$2.030
(1)We recorded reserves as a reduction of rental revenue of $24.1 million (of which $2.3 million was related to straight-line rent receivables) for the third quarter of 2020, $351,000 (of which $57,000 was related to straight-line receivables) for the third quarter of 2019, $34.4 million (of which $5.1 million was related to straight-line rent receivables) for the nine months ended September 30, 2020, and $2.7 million (of which $1.5 million was related to straight-line receivables) for the nine months ended September 30, 2019.

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with Nareit’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/20	Ended 9/30/19	Ended 9/30/20	Ended 9/30/19

Net income available to common stockholders	$22,904	$101,049	$277,555	$307,185
Depreciation and amortization	169,084	149,424	501,997	437,367
Depreciation of furniture, fixtures and equipment	(157)	(136)	(435)	(438)
Provisions for impairment	105,095	13,503	123,442	31,236
Gain on sales of real estate	(13,736)	(1,674)	(53,565)	(15,828)
FFO adjustments allocable to noncontrolling interests	(212)	(135)	(575)	(327)
FFO available to common stockholders	$282,978	$262,031	$848,419	$759,195
FFO allocable to dilutive noncontrolling interests	345	362	1,063	1,032
Diluted FFO	$283,323	$262,393	$849,482	$760,227

FFO per common share:
Basic	$0.82	$0.82	$2.48	$2.44
Diluted	$0.82	$0.82	$2.48	$2.43

Distributions paid to common stockholders	$242,241	$216,248	$716,535	$629,658

FFO available to common stockholders in excess of distributions paid to common stockholders	$40,737	$45,783	$131,884	$129,537

Weighted average number of common shares used for FFO:
Basic	346,476,217	319,945,932	342,214,164	311,556,279
Diluted	347,212,593	320,726,136	342,946,337	312,300,391

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/20	Ended 9/30/19	Ended 9/30/20	Ended 9/30/19
Net income available to common stockholders (1)	$22,904	$101,049	$277,555	$307,185
Cumulative adjustments to calculate FFO (2)	260,074	160,982	570,864	452,010
FFO available to common stockholders	282,978	262,031	848,419	759,195
Executive severance charge (3)	—	—	3,463	—
Loss on extinguishment of debt	—	—	9,819	—
Amortization of share-based compensation	3,020	3,187	11,644	10,478
Amortization of deferred financing costs (4)	956	1,299	3,792	3,471
Amortization of net mortgage premiums	(310)	(354)	(1,020)	(1,061)
Loss on interest rate swaps	1,123	694	3,115	2,058
Straight-line payments from cross-currency swaps (5)	614	1,754	1,960	2,553
Leasing costs and commissions	98	(851)	(1,013)	(1,880)
Recurring capital expenditures	(105)	(406)	(126)	(577)
Straight-line rent	(6,445)	(7,642)	(20,469)	(19,735)
Amortization of above and below-market leases, net	2,408	5,486	14,925	13,227
Other adjustments (6)	(1,828)	157	463	297
AFFO available to common stockholders	$282,509	$265,355	$874,972	$768,026
AFFO allocable to dilutive noncontrolling interests	347	368	1,079	1,064
Diluted AFFO	$282,856	$265,723	$876,051	$769,090

AFFO per common share:
Basic	$0.82	$0.83	$2.56	$2.47
Diluted	$0.81	$0.83	$2.55	$2.46

Distributions paid to common stockholders	$242,241	$216,248	$716,535	$629,658

AFFO available to common stockholders in excess of distributions paid to common stockholders	$40,268	$49,107	$158,437	$138,368

Weighted average number of common shares used for AFFO:
Basic	346,476,217	319,945,932	342,214,164	311,556,279
Diluted	347,212,593	320,726,136	342,946,337	312,300,391
(1)As of September 30, 2020, there was $26.5 million of uncollected rent deferred as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the FASB and $36.4 million of uncollected rent for which we have not granted a lease concession. The collection of the $62.9 million of unpaid rent is probable. Deferrals accounted for as modifications totaling $63,000 and $224,000 for the three and nine months ended September 30, 2020, respectively, have not been added back to AFFO.
(2)See FFO calculation on page nine for reconciling items.
(3)The executive severance charge represents the incremental costs incurred upon our former CFO's departure in March 2020, consisting of $1.6 million of cash, $1.8 million of share-based compensation expense and $58,000 of professional fees.
(4)Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(5)Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.
(6)Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended September 30,	2020	2019	2018	2017	2016

Net income available to common stockholders	$22,904	$101,049	$98,999	$87,940	$70,302
Depreciation and amortization, net of furniture, fixtures and equipment	168,927	149,288	136,801	127,436	113,730
Provisions for impairment	105,095	13,503	6,862	365	8,763
Gain on sales of real estate	(13,736)	(1,674)	(7,813)	(4,319)	(4,335)
FFO adjustments allocable to noncontrolling interests	(212)	(135)	(299)	(230)	(174)

FFO	$282,978	$262,031	$234,550	$211,192	$188,286

FFO per diluted share	$0.82	$0.82	$0.81	$0.77	$0.73

AFFO	$282,509	$265,355	$236,195	$213,601	$186,575

AFFO per diluted share	$0.81	$0.83	$0.81	$0.77	$0.72

Cash dividends paid per share	$0.701	$0.680	$0.660	$0.635	$0.601

Weighted average diluted shares outstanding - FFO	347,212,593	320,726,136	291,207,186	276,050,671	258,356,892

Weighted average diluted shares outstanding - AFFO	347,212,593	320,726,136	291,207,186	276,138,853	258,356,892

For the nine months ended September 30,	2020	2019	2018	2017	2016

Net income available to common stockholders	$277,555	$307,185	$278,542	$240,662	$202,820
Depreciation and amortization, net of furniture, fixtures and equipment	501,562	436,929	401,576	371,315	331,617
Provisions for impairment	123,442	31,236	25,034	8,072	16,955
Gain on sales of real estate	(53,565)	(15,828)	(18,818)	(17,689)	(15,283)
FFO adjustments allocable to noncontrolling interests	(575)	(327)	(820)	(683)	(546)

FFO	$848,419	$759,195	$685,514	$601,677	$535,563

FFO per diluted share	$2.48	$2.43	$2.39	$2.22	$2.11

AFFO	$874,972	$768,026	$687,744	$623,327	$543,367

AFFO per diluted share	$2.55	$2.46	$2.40	$2.30	$2.14

Cash dividends paid per share	$2.092	$2.030	$1.969	$1.891	$1.786

Weighted average diluted shares outstanding - FFO	342,946,337	312,300,391	287,105,285	271,126,114	254,223,301

Weighted average diluted shares outstanding - AFFO	342,946,337	312,300,391	287,105,285	271,214,296	254,458,747

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share and share count data) (unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Real estate held for investment, at cost:
Land	$5,982,495	$5,684,034
Buildings and improvements	14,203,277	13,833,882
Total real estate held for investment, at cost	20,185,772	19,517,916
Less accumulated depreciation and amortization	(3,444,099)	(3,117,919)
Real estate held for investment, net	16,741,673	16,399,997
Real estate and lease intangibles held for sale, net	41,093	96,775
Cash and cash equivalents	724,750	54,011
Accounts receivable	261,752	181,969
Lease intangible assets, net	1,610,457	1,493,383
Other assets, net	405,645	328,661
Total assets	$19,785,370	$18,554,796

LIABILITIES AND EQUITY
Distributions payable	$82,980	$76,728
Accounts payable and accrued expenses	206,626	177,039
Lease intangible liabilities, net	318,690	333,103
Other liabilities	241,425	262,221
Line of credit payable and commercial paper	856,142	704,335
Term loans, net	249,308	499,044
Mortgages payable, net	335,594	410,119
Notes payable, net	6,994,817	6,288,049
Total liabilities	9,285,582	8,750,638

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 350,595,869 and 333,619,106 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	14,050,494	12,873,849
Distributions in excess of net income	(3,527,521)	(3,082,291)
Accumulated other comprehensive loss	(52,446)	(17,102)
Total stockholders’ equity	10,470,527	9,774,456
Noncontrolling interests	29,261	29,702
Total equity	10,499,788	9,804,158
Total liabilities and equity	$19,785,370	$18,554,796

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%
YTD 2020	4.6%	(14.7%)	3.8%	(12.3%)	2.2%	(0.9%)	1.7%	5.6%	0.8%	24.5%

Compound Average Annual Total Return (5)		15.3%		9.9%		10.4%		10.0%		10.9%

Note:  All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)FTSE Nareit US Equity REIT Index, as per Nareit website.
(2)Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.
(3)Includes reinvestment of dividends. Source: Nareit website and Factset.
(4)Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.
(5)All of these Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income's NYSE listing on October 18, 1994 through September 30, 2020, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.